                                                                      EXHIBIT 2

             ======================================================



                         AGREEMENT AND PLAN OF MERGERS

                                    BETWEEN

                             CENTRAL BANCORPORATION
                            CENTRAL WASHINGTON BANK
                                      AND
                         NORTH CENTRAL WASHINGTON BANK

                                      AND

                            INTERWEST BANCORP, INC.
                                      AND
                             INTERWEST SAVINGS BANK

             ======================================================





                          DATED AS OF JANUARY 10, 1996

                               TABLE OF CONTENTS

                                                                                                                          Page
                                                                                                                          ----
ARTICLE I.  MERGERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6

1.1.     THE CORPORATE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6

1.2.     THE BANK MERGERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7

1.3.     EFFECTIVE DATE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8

ARTICLE II.  CONSIDERATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8

2.1      CORPORATE MERGER CONSIDERATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8

2.2.     STOCKHOLDER RIGHTS; STOCK TRANSFERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8

2.3.     FRACTIONAL SHARES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8

2.4.     EXCHANGE PROCEDURES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8

2.5.     ANTI-DILUTION PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9

2.6.     EXCEPTION SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9

2.7.     RESERVATION OF RIGHT TO REVISE TRANSACTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9

2.8.     OPTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9

ARTICLE III.  ACTIONS PENDING CONSUMMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9

3.1.     CAPITAL STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9

3.2.     DIVIDENDS, ETC.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10

3.3.     INDEBTEDNESS; LIABILITIES; ETC.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10

3.4.     LINE OF BUSINESS; OPERATING PROCEDURES; ETC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10

3.5.     LIENS AND ENCUMBRANCES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10

3.6.     COMPENSATION; EMPLOYMENT AGREEMENTS; ETC.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10

3.7.     BENEFIT PLANS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10

3.8.     CONTINUANCE OF BUSINESS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10

3.9.     AMENDMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10

3.10.    CLAIMS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10

3.11.    CONTRACTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10

3.12.    LOANS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11


ARTICLE IV.  REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11

4.1.     THE COMPANY AND THE BANKS REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . .    11

4.2.     INTERWEST AND INTERWEST SAVINGS REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . .    18

ARTICLE V.  COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20

5.1.     BEST EFFORTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20

5.2.     THE PROXY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20

5.3.     REGISTRATION STATEMENT COMPLIANCE WITH SECURITIES LAWS . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20

5.4.     REGISTRATION STATEMENT EFFECTIVENESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20

5.5.     PRESS RELEASES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20

5.6.     ACCESS; INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20

5.7.     ACQUISITION PROPOSALS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20

5.8.     REGISTRATION STATEMENT PREPARATION; REGULATORY APPLICATIONS PREPARATION  . . . . . . . . . . . . . . . . . . .    22

5.9.     BLUE-SKY FILINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22

5.10.    AFFILIATE AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22

5.11.    CERTAIN POLICIES OF THE COMPANY AND THE BANKS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22

5.12.    STATE TAKEOVER LAW . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22

5.13.    NO RIGHTS TRIGGERED  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22

5.14.    SHARES LISTED  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22

5.15.    REGULATORY APPLICATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23

5.16.    REGULATORY DIVESTITURES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23

5.17.    CURRENT INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23

5.18.    INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23

5.19.    INTERWEST PROXY STATEMENT; SHAREHOLDER APPROVAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24

5.20.    OTHER EMPLOYMENT AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24

ARTICLE VI.  CONDITIONS TO CONSUMMATION OF THE MERGERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24

6.1.     CONDITIONS TO EACH PARTY'S OBLIGATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24

6.2.     CONDITIONS TO OBLIGATIONS OF INTERWEST . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25

6.3.     CONDITIONS TO OBLIGATIONS OF COMPANY AND BANKS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25


ARTICLE VII.  TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26

7.1.     MUTUAL CONSENT.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26

7.2.     BREACH.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26

7.3.     DELAY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26

7.4.     NO STOCKHOLDER APPROVAL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26

7.5.     INTERWEST COMMON STOCK PRICE.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26

7.6.     CONSEQUENCES OF TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26

ARTICLE VIII.  OTHER MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27

8.1.     SURVIVAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27

8.2.     WAIVER; AMENDMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27

8.3.     COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27

8.4.     GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27

8.5.     EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27

8.6.     CONFIDENTIALITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27

8.7.     NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27

8.8.     ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28

8.9.     BENEFIT PLANS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28

8.10.    HEADINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28

EXHIBIT A  -  STOCK OPTION AGREEMENT
EXHIBIT B  -  VOTING AGREEMENT
EXHIBIT C  -  FORM OF AFFILIATE AGREEMENT
EXHIBIT D  -  EMPLOYMENT AGREEMENT WITH GARY M. BOLYARD
EXHIBIT E  -  EMPLOYMENT AGREEMENT WITH JOSEPH E. RIORDAN
EXHIBIT F  -  FORM OF EMPLOYMENT AGREEMENT
EXHIBIT G  -  FORM OF LEGAL OPINION OF COUNSEL TO THE COMPANY AND
              THE BANKS
EXHIBIT H  -  FORM OF LEGAL OPINION OF COUNSEL TO INTERWEST AND
              INTERWEST SAVINGS

                         AGREEMENT AND PLAN OF MERGERS

         AGREEMENT AND PLAN OF MERGERS, dated as of the 10th day of January 1996 (this "Plan"), by and among CENTRAL BANCORPORATION (the "Company"), CENTRAL WASHINGTON BANK ("CWB"), NORTH CENTRAL WASHINGTON BANK ("NCWB"), INTERWEST BANCORP, INC. ("InterWest") and INTERWEST SAVINGS BANK ("InterWest Savings").

                                    RECITALS

         (A) THE COMPANY. The Company is a corporation duly organized and existing in good standing under the laws of the State of Washington, with its principal executive offices located in Wenatchee, Washington. The Company is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. As of the date hereof, the Company has 3,000,000 authorized shares of common stock, $1.67 par value per share ("Company Common Stock")(no other class of capital stock being authorized), of which 1,014,565 shares of Company Common Stock are issued and outstanding. As of the date hereof, the Company had 134,350 shares of Company Common Stock reserved for issuance under employee and director stock option plans pursuant to which options covering 96,836 shares of Company Common Stock are outstanding as of the date hereof.

         (B) CWB. CWB is a commercial bank duly organized and existing in good standing under the laws of the State of Washington, with its principal executive offices located in Wenatchee, Washington. As of the date hereof, CWB has 171,406 authorized shares of common stock, $10.00 par value per share ("CWB Common Stock")(no other class of capital stock being authorized), of which 154,509 shares of CWB Common Stock are issued and outstanding. All of the issued and outstanding CWB Common Stock are owned by the Company. As of September 30, 1995, CWB had capital of $12,345,000, divided into common stock of $1,545,000, surplus of $3,934,000, and undivided profits of $6,917,000, net of unrealized loss on investment securities of $51,000.

         (C) NCWB. NCWB is a commercial bank duly organized and existing in good standing under the laws of the State of Washington, with its principal executive offices located in Omak, Washington. As of the date hereof, NCWB has 1,000,000 authorized shares of common stock, no par value ("NCWB Common Stock") (no other class of capital stock being authorized), of which 10,000 shares of NCWB Common Stock are issued and outstanding. All of the issued and outstanding NCWB Common Stock are owned by the Company. As of September 30, 1995, NCWB had capital of $4,815,000, divided into common stock of $1,500,000, surplus of $2,619,000, and undivided profits of $685,000, net of unrealized gain on investment securities of $11,000.

         (D) INTERWEST. InterWest is a corporation duly organized and existing in good standing under the laws of the State of Washington, with its principal executive offices located in Oak Harbor, Washington. As of the date hereof, InterWest has 20,000,000 authorized shares of common stock, $.20 par value per share ("InterWest Common Stock") (no other class of capital stock being authorized), of which 6,398,398 shares of InterWest Common Stock were issued and outstanding as of September 30, 1995.

         (E) INTERWEST SAVINGS. InterWest Savings is a savings bank duly organized and existing under the laws of the State of Washington, with its principal executive offices located in Oak Harbor, Washington. As of the date hereof, InterWest Savings has 6,000,000 authorized shares of common stock, $.20 par value per share ("InterWest Savings Common Stock") (no other class of capital stock being authorized), of which 200 shares are issued and outstanding and owned by InterWest. As of September 30, 1995, InterWest Savings had capital of $90,141,183, divided into common stock of $200, surplus of $15,759,688 and undivided profits, including capital reserves, of $74,381,315.

         (F) STOCK OPTION AGREEMENT; VOTING AGREEMENT. Immediately after the execution and delivery of this Plan, as a condition and an inducement to InterWest's willingness to enter into this Plan, the Company and InterWest agree to enter into a Stock Option Agreement (the "Stock Option Agreement") in the form attached hereto as Exhibit A, pursuant to which the Company is granting to InterWest an option to purchase, under certain circumstances, shares of Company Common Stock. As a condition and an inducement to InterWest's and

InterWest Savings' willingness to enter into this Plan, the directors and officers of CWB and NCWB (collectively, the "Banks") and the Company have entered into an agreement with InterWest and InterWest Savings in the form attached hereto as Exhibit B, pursuant to which, among other things, each such individual has agreed to vote his or her shares of Company Common Stock in favor of approval of the transactions contemplated by this Plan at the Meeting (as hereinafter defined).

         (G) RIGHTS, ETC. Except as Previously Disclosed in Schedule 4.1(C), there are no shares of capital stock of the Company or the Banks authorized and reserved for issuance, neither the Company nor either Bank has any Rights (as defined below) issued or outstanding and neither the Company nor either Bank has any commitment to authorize, issue or sell any such shares or any Rights, except pursuant to (i) this Plan or (ii) the Stock Option Agreement. The terms "Rights" means securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of capital stock. There are no preemptive rights in respect of the Company Common Stock.

         (H) APPROVALS. The Board of Directors of each of the Company, CWB, NCWB, InterWest and InterWest Savings has approved, at meetings of each of such Board of Directors, this Plan and, in the case of the Company and InterWest, the Stock Option Agreement and has authorized the execution hereof and thereof in counterparts.

         (I) OTHER. It is the intention of the Parties that the Mergers (as hereinafter defined) shall include the right of InterWest to acquire the assets and assume the liabilities of the subsidiaries of the Company and to assign such right to any corporation which InterWest controls. Pursuant to the foregoing and under the authority of Revenue Rulings 64-73 and 70-224, InterWest may assign its right to acquire the assets and assume the liabilities of the subsidiaries of the Company to InterWest Savings, and may also direct each such subsidiary to transfer all of its assets and liabilities to InterWest Savings on the Effective Date (as hereinafter defined), or at any time thereafter, including by means of a statutory merger.

         In consideration of their mutual promises and obligations, the Parties further agree as follows:

                                  DEFINITIONS

         (A) DEFINITIONS. Capitalized terms used in this Plan have the following meanings:

         "Acquisition Transaction" means (1) a merger, consolidation or similar transaction involving InterWest or any of its significant subsidiaries, (2) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of InterWest or any of its significant subsidiaries representing in either case 25% or more of the consolidated assets or deposits of InterWest and its subsidiaries, or (3) the issuance, sale or other disposition (including by way of merger, consolidation, share exchange or any similar transaction) of securities representing 25% or more of the voting power of InterWest or any of its significant subsidiaries other than the issuance of InterWest Common Stock upon the exercise of outstanding options or the conversion of outstanding convertible securities of InterWest.

         "Appraisal Laws" has the meaning assigned to such term in Section
1.1(E).

         "Asset Classification" has the meaning assigned to such term in Section 4.1(T).

         "Banks" has the meaning assigned to such term in paragraph (F) of the Recitals to this Plan.

         "Bank Financial Reports" has the meaning assigned to such term in
Section 4.1(H).

         "Bank Mergers" has the meaning assigned to such term in Section
1.2(A).

         "Business Day" means any day other than a Saturday, Sunday, or a legal holiday in the State of Washington.

         "Code" has the meaning assigned to such term in Section 4.1(Q)(2).

         "Collar Price" means $20.00.

         "Company Option" has the meaning assigned to such term in Section 2.8.

         "Compensation and Benefit Plans" has the meaning assigned to such term in Section 4.1(Q)(1).

         "Continuing Bank" has the meaning assigned to such term in Section 1.2(A).

         "Continuing Corporation" has the meaning assigned to such term in
Section 1.1(A).

         "Corporate Merger" has the meaning assigned to such term in Section 1.1(A).

         "Daily Sales Price" for any trading day shall be equal to the average of the bid and ask prices per share of all market makers, as reported on Bloomberg Financial Markets, of InterWest Common Stock on the Nasdaq Stock Market reporting system.

         "Department" has the meaning assigned to such term in Section 4.1(H).

         "Derivatives Contract" means an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract that (1) is not included on the balance sheet of the Holding Company Financial Reports or the InterWest Financial Reports, as the case may be, and (2) is a derivative contract (including various combinations thereof).

         "Director" means the Director of the Department.

         "Dissenting Shares" means the shares of Company Common stock held by those shareholders of the Company who have timely and properly exercised their dissenters' rights in accordance with the Appraisal Laws.

         "Effective Date" has the meaning assigned to such term in Section 1.3.

         "Eligible Company Common Stock" means shares of Company Common Stock other than Exception Shares and Dissenting Shares.

         "Employment Agreement" shall mean any of Exhibits D, E and F attached hereto.

         "Environmental Law" means (1) any federal, state and local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity, relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as now in effect, including the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, each as amended and as now in effect, and (2) any common law or equitable doctrine (including injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material.

         "ERISA" has the meaning assigned to such term in Section 4.1(Q)(2).

         "ERISA Affiliate" has the meaning assigned to such term in Section 4.1(Q)(3).

         "ERISA Plans" has the meaning assigned to such term in Section
4.1(Q)(2).

         "Exception Shares" means shares held by any of the Company's Subsidiaries or by InterWest or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

         "Exchange Agent" has the meaning assigned to such term in Section 2.4.

         "Exchange Ratio" has the meaning assigned to such term in Section
2.1(B).

         "FDIC" means the Federal Deposit Insurance Corporation.

         "Financial Reports" has the meaning assigned to such term in Section 4.1(H).

         "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

         "GAAP" means generally accepted accounting principles consistently applied.

         "Hazardous Material" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or quantity, including any oil or other petroleum product, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychiorinated biphenyl.

         "Holding Company Financial Reports" has the meaning assigned to such term in Section 4.1(H).

         "Indemnified Party" has the meaning assigned to such term in Section 5.18(A).

         "InterWest Option" has the meaning assigned to such term in Section
2.8.

         "InterWest Price" means the price equal to the average (rounded to the nearest penny) of each Daily Sales Price of InterWest Common Stock for the ten consecutive trading days beginning on and including the twentieth trading day immediately preceding the Effective Date, subject to any adjustment that may be required in connection with the adjustment of the Exchange Ratio pursuant to
Section 2.5.

         "Loan/Fiduciary Property" means any property owned or controlled by the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries holds a security or other interest, and, where required by the context, includes any such property where the Company or any of its Subsidiaries constitutes the owner or operator of such property, but only with respect to such property.

         "Material Adverse Effect" means with respect to any Party an event, occurrence or circumstance (including (i) the making of any provisions for possible loan and lease losses, write-downs of other real estate and taxes and
(ii) any breach of a representation or warranty contained herein by such Party) that (a) has or is reasonably likely to have a material adverse effect on the financial condition, results of operations, business or prospects of such Party and its subsidiaries, taken as a whole, or (b) would materially impair such Party's ability to perform its obligations under this Plan or the Stock Option Agreement or the consummation of any of the transactions contemplated hereby or thereby.

         "Meeting" has the meaning assigned to such term in Section 5.2.

         "Mergers" has the meaning assigned to such term in Section 1.2(A).

         "Multiemployer Plans" has the meaning assigned to such term in Section 4.1(Q)(2).

         "Nasdaq" means the National Association of Securities Dealers Automated Quotations system.

         "Option" has the meaning assigned to such term in the Stock Option Agreement.

         "Option Shares" has the meaning assigned to such term in the Stock Option Agreement.

         "Participation Facility" means any facility in which the Company or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator of such facility.

         "Party" means a party to this Plan.

         "Pension Plan" has the meaning assigned to such term in Section 4.1(Q)(2).

         "Previously Disclosed" means information provided by a Party in a Schedule that is delivered by that Party to the other Party contemporaneously with the execution of this Plan and specifically designated as information "Previously Disclosed" pursuant to this Plan.

         "Pre-Triggering Event InterWest Price" means the price equal to the average (rounded to the nearest penny) of each Daily Sales Price of InterWest Common Stock for the ten consecutive trading days beginning on and including the twentieth trading day immediately preceding the date of the Triggering Event, subject to any adjustment that may be required in connection with the adjustment of the Exchange Ratio pursuant to Section 2.5.

         "Proxy Statement" has the meaning assigned to such term in Section
5.2.

         "Registration Statement" has the meaning assigned to such term in
Section 5.2.

         "Regulatory Authorities" means federal or state governmental agencies, authorities or departments charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits.

         "RCW" means the Revised Code of Washington.

         "Rights" has the meaning assigned to such term in paragraph (G) of the Recitals to this Plan.

         "Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

         "SEC" means the Securities and Exchange Commission.

         "Stock Option Agreement" has the meaning assigned to such term in paragraph (F) of the Recitals to this Plan.

         "Subsidiary" with respect to any entity means each partnership or corporation, the majority of the outstanding partnership interests, capital stock or voting power of which is (or upon the exercise of all outstanding warrants, options and other rights would be) owned, directly or indirectly, at the time in question by such entity.

         "Tax Returns" has the meaning assigned to such term in Section
4.1(BB).

         "Taxes" means federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of the respective Party or its Subsidiaries, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

         "Termination Date" has the meaning assigned to such term in Section
1.3.

         "Third Party" means a person within the meaning of Sections 3(a)(9) and 13(d)(3) of the Exchange Act, excluding (1) the Company or any Subsidiary of the Company and (2) InterWest or any Subsidiary of InterWest.

         "Total Consideration" means the dollar amount obtained by multiplying $34.00 by the aggregate number of shares of Eligible Company Common Stock issued and outstanding immediately prior to the Effective Date.

         "Triggering Event" means any one or more of the following events:

                 (1) InterWest shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or entered into an agreement with any Third Party to effect an Acquisition Transaction.

                 (2) Any Third Party shall have made a bona fide proposal to InterWest or its stockholders by public announcement, or by written communication that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction.

                 (3) Any Third Party, other than in connection with a transaction to which the Company has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, for approval to engage in an Acquisition Transaction.

                 (4) Any Third Party shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act) or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase any shares of InterWest Common Stock such that, upon consummation of such offer, such Third Party would own or control 20% or more of the then outstanding shares of InterWest Common Stock.

         (B) GENERAL INTERPRETATION. Except as otherwise expressly provided in this Plan or unless the context clearly requires otherwise, the terms defined in this Plan include the plural as well as the singular; the words "hereof," "herein," "hereunder," "in this Plan" and other words of similar import refer to this Plan as a whole and not to any particular Article, Section or other subdivision; and references in this Plan to Articles, Sections, Schedules, and Exhibits refer to Articles and Sections of and Schedules and Exhibits to this Plan. Whenever the words "include," "includes," or "including" are used in this Plan, they shall be deemed to be followed by the words "without limitation." Unless otherwise stated, references to Subsections refer to the Subsections of the Section in which the reference appears. All pronouns used in this Plan include the masculine, feminine and neuter gender, as the context requires. All accounting terms used in this Plan that are not expressly defined in this Plan have the respective meanings given to them in accordance with GAAP.

                              ARTICLE I.  MERGERS

         1.1. THE CORPORATE MERGER. Subject to the provisions of this Plan, on the Effective Date:

         (A) THE CONTINUING CORPORATION. In accordance with the terms of RCW Ch. 23B.11, the Company shall merge into InterWest (the "Corporate Merger"), the separate existence of the Company shall cease and InterWest (the "Continuing Corporation") shall survive, and the name of the Continuing Corporation shall be "InterWest Bancorp, Inc."

         (B) RIGHTS, ETC. Upon consummation of the Corporate Merger, the Continuing Corporation shall possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the merging corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest, of or belonging to or due to each of the corporations so merged, shall be deemed to be vested in the Continuing Corporation without further act or deed; and the title to any real estate or any interest therein, vested in each of such corporations, shall not revert or be in any way impaired by reason of the Corporate Merger.

         (C) LIABILITIES. The Continuing Corporation shall be responsible and liable for all the liabilities, obligations and penalties of each of the corporations so merged.

         (D) ARTICLES OF INCORPORATION; BYLAWS; DIRECTORS; OFFICERS. The Articles of Incorporation and Bylaws of the Continuing Corporation shall be those of InterWest, as in effect immediately prior to the Corporate Merger becoming effective. The directors and officers of InterWest in office immediately prior to the Corporate Merger becoming effective shall be the directors and officers of the Continuing Corporation, together with such additional directors and officers as may otherwise be agreed to by the Parties and as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.

         (E) DISSENTING SHARES. Notwithstanding anything to the contrary herein, each Dissenting Share whose holder, as of the Effective Date of the Merger, has not effectively withdrawn or lost his dissenters' rights under RCW 23B.13 (the "Appraisal Laws") shall not be converted into or represent a right to receive InterWest Common Stock, but the holder thereof shall be entitled only to such rights as are granted by the Appraisal Laws. Each holder of Dissenting Shares who becomes entitled to payment for his Company Common Stock pursuant to the provisions of the Appraisal Laws shall receive payment therefor from InterWest (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Appraisal Laws).

         1.2. THE BANK MERGERS. Immediately following consummation of the Corporate Merger on the Effective Date or as soon thereafter as InterWest may deem appropriate:

         (A) THE CONTINUING BANK. The Banks shall be merged with and into InterWest Savings (the "Bank Mergers" and together with the Corporate Merger, the "Mergers"), the separate existence of the Banks shall cease and InterWest Savings (the "Continuing Bank") shall survive, the name of the Continuing Bank shall be "InterWest Savings Bank", and the Continuing Bank shall continue to conduct the business of a savings bank at its main office in Oak Harbor, Washington and at the legally established branches of the Banks and InterWest Savings.

         (B) RIGHTS, ETC. Upon consummation of the Bank Mergers, the Continuing Bank shall possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the Banks so merged; and all property, real personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest, of or belonging to or due to each of the Banks so merged, shall be taken and deemed to be transferred to and vested in the Continuing Bank without further act or deed, including appointments, designations and nominations and all other rights and interests in any fiduciary capacity; and the title to any real estate or any interest therein, vested in each of such Banks, shall not revert or be in any way impaired by reason of the Bank Mergers.

         (C) LIABILITIES, ETC. The Continuing Bank shall be responsible and liable for all the liabilities, obligations and penalties of the Banks so merged (including liabilities arising out of the operation of any trust departments). All rights of creditors and obligors and all liens on the property of each of each of the Banks and InterWest Savings shall be preserved unimpaired.

         (D) CHARTER; BYLAWS; DIRECTORS; OFFICERS. The articles of incorporation and bylaws of the Continuing Bank shall be those of InterWest Savings, as in effect immediately prior to the Bank Mergers becoming effective. The directors and officers of InterWest Savings in office immediately prior to the Bank Mergers becoming effective shall be the directors and officers of the Continuing Bank, together with such additional directors and officers as may otherwise be agreed to by the Parties and as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.

         (E) OUTSTANDING STOCK OF THE CONTINUING BANK. The shares of InterWest Savings Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, remain as issued and outstanding shares of InterWest Savings Common Stock, and the holders thereof shall retain their rights therein.

         (F) OUTSTANDING STOCK OF THE BANKS. The Continuing Corporation shall deliver all of the issued and outstanding shares of the Banks to the Continuing Bank for cancellation.

         1.3. EFFECTIVE DATE. Unless the Parties agree upon another date, the "Effective Date" will be the date ten (10) Business Days after the fulfillment or waiver of each condition precedent set forth in, and the granting of each approval (and expiration of any waiting period) required by, Article VI. If the Mergers are not consummated in accordance with this Plan on or prior to September 30, 1996 (the "Termination Date"), the Company or InterWest may terminate this Plan in accordance with Article VII. Prior to the Effective Date, InterWest and the Company shall execute and deliver to the Secretary of State of the State of Washington articles of merger in accordance with applicable law.

                           ARTICLE II.  CONSIDERATION

         2.1 CORPORATE MERGER CONSIDERATION. Subject to the provisions of this Plan, on the Effective Date:

         (A) OUTSTANDING INTERWEST COMMON STOCK. The shares of InterWest Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, remain as issued and outstanding shares of InterWest Common Stock.

         (B) OUTSTANDING COMPANY COMMON STOCK. Each share of Eligible Company Common Stock issued and outstanding immediately prior to the Effective Date shall, by virtue of the Corporate Merger, automatically and without any action on the part of the holder thereof, become and be converted into the right to receive 1.7 shares of InterWest Common Stock (as subject to adjustment pursuant to this paragraph, the "Exchange Ratio"); provided, however, that (1) in the event that the InterWest Price is greater than the Collar Price and no Triggering Event has occurred, then each share of Eligible Company Common Stock issued and outstanding immediately prior to the Effective Date shall become and be converted into the right to receive the greater of: (i) 1.41 shares of InterWest Common Stock or (ii) that number of shares of InterWest Common Stock obtained by dividing the Total Consideration by the InterWest Price, and by further dividing the quotient so reached by the aggregate number of all shares of Eligible Company Common Stock issued and outstanding immediately prior to the Effective Date and (2) in the event that the InterWest Price is greater than the Collar Price and a Triggering Event has occurred, then each share of Eligible Company Common Stock issued and outstanding immediately prior to the Effective Date shall become and be converted into the right to receive the greater of: (i)
1.41 shares of InterWest Common Stock or (ii) that number of shares of InterWest Common Stock obtained by dividing the Total Consideration by the Pre-Triggering Event InterWest Price, and by further dividing the quotient so reached by the aggregate number of all shares of Eligible Company Common Stock issued and outstanding immediately prior to the Effective Date.

         2.2. STOCKHOLDER RIGHTS; STOCK TRANSFERS. On the Effective Date, holders of Company Common Stock shall cease to be, and shall have no rights as, stockholders of the Company, other than to receive the consideration provided under this Article II. After the Effective Date, there shall be no transfers on the stock transfer books of the Company or the Continuing Corporation of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Date.

         2.3. FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of InterWest Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Corporate Merger; instead, InterWest shall pay to each holder of Company Common Stock who would otherwise be entitled to a fractional share an amount in cash determined by multiplying such fraction by the InterWest Price.

         2.4. EXCHANGE PROCEDURES. As promptly as practicable after the Effective Date, InterWest shall send or cause to be sent to each former stockholder of the Company of record immediately prior to the Effective Date transmittal materials for use in exchanging such stockholder's certificates for Company Common Stock for the consideration set forth in this Article II. The certificates representing the shares of InterWest Common Stock into which shares of such stockholder's Company Common Stock are converted on the Effective Date, any fractional share checks which such stockholder shall be entitled to receive, and any dividends paid on such shares of InterWest Common Stock for which the record date for determination of stockholders entitled to such dividends is on or after the Effective Date, will be delivered to such stockholder only upon delivery to InterWest Savings (the "Exchange Agent") of the certificates representing all of such shares of Company Common Stock (or indemnity satisfactory to InterWest and the Exchange Agent, in their judgment, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such fractional share checks or dividends to which the holder of such shares shall be entitled to receive upon such delivery. Certificates surrendered for exchange by any person constituting an "affiliate" of the Company for purposes of Rule 145 of the Securities Act shall not be exchanged for certificates representing InterWest Common Stock until InterWest has received a written agreement from such person as specified in Section 5.10.

         2.5. ANTI-DILUTION PROVISIONS. In the event InterWest changes the number of shares of InterWest Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding InterWest Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.

         2.6. EXCEPTION SHARES. Each of the Exception Shares of Company Common Stock shall be canceled and retired at the effectiveness of the Corporate Merger and no consideration shall be issued in exchange therefor.

         2.7. RESERVATION OF RIGHT TO REVISE TRANSACTION. InterWest may at any time change the method of effecting the acquisition of the Company and the Banks by InterWest (including the provisions of this Article II) if and to the extent it deems such change to be desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Company Common Stock as provided for in this Plan or (ii) adversely affect the tax treatment to the Company stockholders as a result of receiving such consideration.

         2.8. OPTIONS. On the Effective Date, by virtue of the Corporate Merger, and without any action on the part of any holder of an option, each option granted by the Company to purchase shares of Company Common Stock ("Company Option") that is then outstanding and unexercised shall be converted into and become an option to purchase InterWest Common Stock ("InterWest Option") on the same terms and conditions as are in effect with respect to the Company Option immediately prior to the Effective Date, except that (i) each such InterWest Option may be exercised solely for shares of InterWest Common Stock, (ii) the number of shares of InterWest Common Stock subject to such InterWest Option shall be equal to the number of shares of Company Common Stock subject to such Option immediately prior to the Effective Date multiplied by the Exchange Ratio, the product being rounded, if necessary, up or down to the nearest whole share, and (iii) the per share exercise price under each such InterWest Option shall be adjusted by dividing the per share exercise price of the Company Option by the Exchange Ratio, and rounding up to the nearest cent. The number of shares of Company Common Stock which are issuable upon exercise of Options as of the date hereof are Previously Disclosed in Schedule 2.8. Following the Effective Date, InterWest shall use its best efforts to prepare and file with the SEC a registration statement on Form S-8 covering shares of InterWest Common Stock to be issued upon the exercise of stock options assumed by InterWest pursuant to this Section 2.8.

                   ARTICLE III.  ACTIONS PENDING CONSUMMATION

         Without the prior written consent of InterWest, each of the Company and the Banks shall conduct its and each of its Subsidiaries' business in the ordinary and usual course consistent with past practice and shall use its best efforts to maintain and preserve its and each of its Subsidiaries' business organization, employees and advantageous business relationships and retain the services of its and each of its Subsidiaries' officers and key employees identified by InterWest Savings, and each of the Company and the Banks will not, and will cause each of its Subsidiaries not to, agree to:

         3.1. CAPITAL STOCK. Except for or as otherwise permitted in or expressly contemplated by this Plan or the Stock Option Agreement or as Previously Disclosed in Schedule 4.1(C), issue, sell or otherwise permit to become outstanding any additional shares of capital stock of the Company, the Banks or any of their Subsidiaries, or any Rights with respect thereto, or enter into any agreement with respect to the foregoing, or permit any additional shares of Company Common Stock to become subject to grants of employee stock options, stock appreciation rights or similar stock- based employee compensation rights.

         3.2. DIVIDENDS, ETC. Make, declare or pay any dividend on or in respect of (other than a $.40 per share dividend declared on Company Common Stock on January 10, 1996 and an additional $.40 per share dividend to be declared on July 10, 1996 if the Corporate Merger has not been completed by such date), or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock or, other than as permitted in or contemplated by this Plan or the Stock Option Agreement, authorize the creation or issuance of, or issue, any additional shares of its capital stock or any Rights with respect thereto.

         3.3. INDEBTEDNESS; LIABILITIES; ETC. Other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual corporation or other entity.

         3.4. LINE OF BUSINESS; OPERATING PROCEDURES; ETC. Except as may be directed by any regulatory agency, (i) change its lending, investment, liability management or other material banking policies in any material respect, except such changes as are in accordance and in an effort to comply with Section 5.11, or (ii) commit to incur any further capital expenditures beyond those Previously Disclosed in Schedule 3.4 other than in the ordinary course of business and not exceeding $30,000 individually or $100,000 in the aggregate.

         3.5. LIENS AND ENCUMBRANCES. Impose, or suffer the imposition, on any shares of stock of any of its Subsidiaries, any lien, charge or encumbrance, or permit any such lien, charge or encumbrance to exist, except for an existing lien that encumbers CWB Common Stock and secures a loan to the Company from Key Bank of Washington.

         3.6. COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. Except as Previously Disclosed in Schedule 3.6, enter into or amend any employment, severance or similar agreement or arrangement with any of its directors, officers or employees, or grant any salary or wage increase, amend the terms of any Company Option (except for an amendment to extend the period of exercisability of any stock option held by a nonemployee director of the Company for up to four years following the Effective Date) or increase any employee benefit (including incentive or bonus payments), except normal individual increases in regular compensation to employees in the ordinary course of business consistent with past practice.

         3.7. BENEFIT PLANS. Except as Previously Disclosed in Schedule 3.7, enter into or modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

         3.8. CONTINUANCE OF BUSINESS. Dispose of or discontinue any portion of its assets, business or properties, that is material to the Company and its Subsidiaries taken as a whole, or merge or consolidate with, or acquire all or any portion of, the business or property of any other entity that is material to the Company and its Subsidiaries taken as a whole (except foreclosures or acquisitions by the Banks in their fiduciary capacity, in each case in the ordinary course of business consistent with past practice).

         3.9.  AMENDMENTS.  Amend its Articles of Incorporation or Bylaws.

         3.10. CLAIMS. Settle any claim, litigation, action or proceeding involving any liability for material money damages or restrictions upon the operations of the Company or any of its Subsidiaries.

         3.11. CONTRACTS. Except as previously disclosed on Schedule 3.11, enter into, renew, terminate or make any change in any material contract, agreement or lease, except in the ordinary course of business consistent with past practice with respect to contracts, agreements and leases that are terminable by it without penalty on no more than 60 days prior written notice.

         3.12. LOANS. Extend credit other than in accordance with existing lending policies, except that the Banks shall not, without the prior written consent of InterWest, make any new loan or modify, restructure or renew any existing nonperforming loan to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person or entity (or which would be required to be aggregated for loans to one borrower limitations) would be in excess of $250,000 for any new customer or $750,000 to any customer as of the date of this Plan.

                  ARTICLE IV.  REPRESENTATIONS AND WARRANTIES

         4.1.  THE COMPANY AND THE BANKS REPRESENTATIONS AND WARRANTIES.
Each of the Company and the Banks hereby represents and warrants to InterWest and InterWest Savings as follows:

         (A) RECITALS. The facts set forth in the Recitals of this Plan with respect to the Company and its Subsidiaries are true and correct.

         (B) ORGANIZATION, STANDING AND AUTHORITY. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it. Each of the Company and its Subsidiaries has in effect all federal state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.

         (C) SHARES. The outstanding shares of the Company and its Subsidiaries' capital stock are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights. Except as Previously Disclosed in Schedule 4.1(C), there are no shares of capital stock or other equity securities of the Company or its Subsidiaries outstanding and no outstanding Rights with respect thereto (except as provided under the Stock Option Agreement).

         (D)  THE COMPANY SUBSIDIARIES.  The Company has Previously Disclosed in
Schedule 4.1(D) a list of all of its Subsidiaries. Each of its Subsidiaries that is a bank is an "insured depository institution" as defined in the Federal Deposit Insurance Act, as amended, and applicable regulations thereunder. No equity securities of any of its Subsidiaries are or may become required to be issued (other than to the Company or one of its Subsidiaries) by reason of any Rights with respect thereto. There are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise issue any shares of such Subsidiary's capital stock, and there are no contracts, commitments, understandings or arrangements relating to the rights of the Company or its Subsidiaries, as applicable, to vote or to dispose of such shares. All of the shares of capital stock of each of its Subsidiaries held by the Company or one of its Subsidiaries are fully paid and nonassessable and are owned by the Company or one of its Subsidiaries free and clear of any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance (except for the lien that encumbers CWB Common Stock and secures a loan to the Company from Key Bank of Washington). Each of its Subsidiaries is in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business and in good standing in the jurisdictions where the failure to be duly qualified is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it. Except as Previously Disclosed in Schedule 4.1(D), it does not own beneficially, directly or indirectly, any shares of any equity securities or similar interests of any corporation, bank, partnership, joint venture, business trust, association or other organization. In the case of representations by the Company, the deposits of its Subsidiaries that are banks are insured by the Bank Insurance Fund of the FDIC.

         (E) CORPORATE POWER. Each of the Company and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets.

         (F) CORPORATE AUTHORITY. Subject to any necessary receipt of approval by its stockholders referred to in Section 6.1, this Plan and the Stock Option Agreement have been authorized by all necessary corporate action of the Company and each of its Subsidiaries that is a Party, and each such agreement is a valid and binding agreement of the Company and such Subsidiaries, enforceable against the Company and such Subsidiaries in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         (G) NO DEFAULTS. Subject to the approval by its shareholders referred to in Section 6.1, the required regulatory approvals referred to in Section 6.1, and the required filings under federal and state securities laws, and except as Previously Disclosed in Schedule 4.1(G), the execution, delivery and performance of this Plan and the Stock Option Agreement, and the consummation by the Company and each of its Subsidiaries that is a Party of the transactions contemplated hereby and thereby, does not and will not (i) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of the Company or of any of its Subsidiaries or to which the Company or any of its Subsidiaries or its or their properties is subject or bound, which breach, violation or default is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it, (ii) constitute a breach or violation of, or a default under, the Articles of Incorporation, Charter or Bylaws of its or any of its Subsidiaries, or (iii) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any such consent or approval that, if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it.

         (H) FINANCIAL REPORTS. Except as Previously Disclosed in Schedule 4.1(H), (i) as to the Company, its Annual Report on Form 10-K for the fiscal year ended December 31, 1994, and all other documents filed or to be filed subsequent to December 31, 1994 under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed with the SEC (in each such case, the "Holding Company Financial Reports"), and (ii) as to each of the Company's Subsidiaries that is a bank, its call report for the fiscal year ended December 31, 1994, and all other financial reports filed or to be filed subsequent to December 31, 1994, in the form filed with the FDIC and the Department of Financial Institutions of the State of Washington ("Department") (in each case, the "Bank Financial Reports" and together with the Holding Company Financial Reports, the "Financial Reports") did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the Bank Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with GAAP during the periods involved, except in each case as may be noted therein, subject to normal and recurring year- end audit adjustments in the case of unaudited statements.

         (I) ABSENCE OF UNDISCLOSED LIABILITIES. Neither the Company nor any of its Subsidiaries has any obligation or liability (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it, except (i) as reflected in its Holding Company Financial Reports prior to the date of this Plan and (ii) for commitments and obligations made, or liabilities incurred, in the ordinary course of business consistent with past practice since December 31, 1994. Since December 31, 1994, neither the Company nor any of its Subsidiaries has incurred or paid any obligation or liability (including any obligation or liability incurred in connection with any acquisitions in which any form of direct financial assistance of the federal government or any agency thereof has been provided to any Subsidiary) which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.

         (J) NO EVENTS. Except as Previously Disclosed on Schedule 4.1(J), since December 31, 1994, no event has occurred that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.

         (K) PROPERTIES. Except as reserved against in its Holding Company Financial Reports, the Company and each of its Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults, or equities of any character, to all of the properties and assets, tangible and intangible, reflected in its Holding Company Financial Reports as being owned by the Company or its Subsidiaries as of the dates thereof other than those that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it, except those sold or otherwise disposed of in the ordinary course of business. All buildings and all material fixtures, equipment, and other property and assets that are held under leases or subleases by the Company or any of its Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms, other than any such exceptions to validity or enforceability that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it.

         (L)  LITIGATION; REGULATORY ACTION.  Except as Previously Disclosed in
Schedule 4.1(L), no litigation, proceeding or controversy before any court or governmental agency is pending that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company or any of its Subsidiaries or that alleges claims under any fair lending law or other law relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened; and except as Previously Disclosed in Schedule 4.1(L), neither the Company nor any of its Subsidiaries or any of its or their material properties or their officers, directors or controlling persons is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Regulatory Authority, and neither the Company nor any of its Subsidiaries has been advised by any of such Regulatory Authorities that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission.

         (M)  COMPLIANCE WITH LAWS.  Except as Previously Disclosed in
Schedule 4.1(M), each of the Company and its Subsidiaries:

                          (1) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to own its businesses presently conducted and that are material to the business of it and its Subsidiaries taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its best knowledge, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current;

                          (2) has received no notification or communication from any Regulatory Authority or the staff thereof (i) asserting that the Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, which, as a result of such noncompliance in any such instance, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company or its Subsidiaries, (ii) threatening to revoke any license, franchise, permit or governmental authorization, which revocation, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company or its Subsidiaries, or (iii) requiring any of the Company or its Subsidiaries (or any of its or their officers, directors or controlling persons) to enter into a cease and desist order, agreement or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy);

                          (3) is not required to give prior notice to any federal banking or thrift agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive; and

                          (4) is in compliance in all material respects with all fair lending laws or other laws relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act.

         (N) MATERIAL CONTRACTS. Except as Previously Disclosed in Schedule 4.1(N), none of the Company or its Subsidiaries, nor any of its respective assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, any contract or agreement or amendment thereto that in each case would be required to be filed as an exhibit to a Form 10-K filed by the Company that has not been filed as an exhibit to the Company's Form 10-K filed for the fiscal year ended December 31, 1994. Neither the Company nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business or operations may be bound or affected, or under which it or any of its respective assets, business or operations receives benefits, which default, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company or its Subsidiaries, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as Previously Disclosed in Schedule 4.1(N), neither the Company nor any of its Subsidiaries is subject to or bound by any contract containing covenants which limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any person or which involve any restriction of geographical area in which, or method by which, the Company or any of its Subsidiaries may carry on its business (other than as may be required by law or any applicable Regulatory Authority).

         (O) REPORTS. Since January 1, 1991, each of the Company and its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the FDIC, (ii) the Department, (iii) the Federal Home Loan Bank and the Federal Home Loan Bank System, and (iv) any other applicable Regulatory Authorities. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Plan with respect to reports and documents filed before the date of this Plan), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         (P) NO BROKERS. All negotiations relative to this Plan and the transactions contemplated hereby have been carried on by it directly with the other Parties and no action has been taken by it that would give rise to any valid claim against any Party for a brokerage commission, finder's fee or other like payment (except for a fee to be paid by the Company to Columbia Financial Advisors, Inc.).

         (Q)  EMPLOYEE BENEFIT PLANS.

                          (1) Schedule 4.1(Q)(1) contains a complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift savings, employee stock ownership, stock bonus, stock purchase restricted stock and stock option plans, all employment or severance contracts, all medical, dental, health and life insurance plans, all other employee benefit plans, contracts or arrangements and any applicable "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by the Company or any of its Subsidiaries for the benefit of employees, former employees, directors, former directors or their beneficiaries (the "Compensation and Benefit Plans"). True and complete copies of all Compensation and Benefit Plans of the Company and its Subsidiaries, including any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto, have been supplied to the other Parties.

                          (2)  All "employee benefit plans" within the meaning
                 Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("Multiemployer Plans"), covering employees or former employees of the Company and its Subsidiaries (the "ERISA Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Except as Previously Disclosed in Schedule 4.1(Q)(2), each ERISA Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986 (as amended, the "Code") has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter or the inability to receive such a favorable determination letter. There is no material pending or, to its knowledge, threatened litigation relating to the ERISA Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that could subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

                          (3) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of
                 Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001(a)(15) of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither the Company nor any of its Subsidiaries presently contributes to a Multiemployer Plan, nor have they contributed to such a plan within the past five calendar years. No notice of a "reportable event," within the meaning of
                 Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the past 12-month period.

                          (4) All contributions required to be made under the terms of any ERISA Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

                          (5) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no material change in the financial condition of such plan since the last day of the most recent plan year.

                          (6) Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any plan, except as set forth in Schedule 4.1(Q)(6). There are no restrictions on the rights of the Company or any of its Subsidiaries to amend or terminate any such plan without incurring any liability thereunder.

                          (7) Except as Previously Disclosed in Schedule 4.1(Q)(7), neither the execution and delivery of this Plan nor the consummation of the transactions contemplated hereby will
                 (i) result in any payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of the Company or any of its Subsidiaries under any Compensation and Benefit Plan or otherwise from the Company or any of its Subsidiaries, (ii) increase any benefits otherwise payable under any Compensation and Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

         (R) NO KNOWLEDGE. The Company and its Subsidiaries know of no reason why the regulatory approvals referred to in Section 6.2 should not be obtained.

         (S) LABOR AGREEMENTS. Neither the Company nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries, pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its or any of the Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

         (T) ASSET CLASSIFICATION. The Company and its Subsidiaries have Previously Disclosed in Schedule 4.1(T) a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit or other assets of the Company and its Subsidiaries that have been classified by it as of December 31, 1995 (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been classified as of December 31, 1995 by any regulatory examiner as "Other Loans Specially Mentioned," "Substandard," "Doubtful" "Loss," or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by the Company or any Subsidiary prior to December 31, 1995.

         (U) ALLOWANCE FOR POSSIBLE LOAN LOSSES. The allowance for possible loan losses shown on the consolidated balance sheets in the December 31, 1994 Holding Company Financial Reports of the Company was, and the allowance for possible loan losses to be shown on subsequent Holding Company Financial Reports of the Company will be, adequate in the opinion of the Board of Directors of the Company to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of the date thereof.

         (V) INSURANCE. Each of the Company and its Subsidiaries has taken all requisite action (including the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters that are known to the Company, except for such matters which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company or its Subsidiaries. Set forth in Schedule 4.1(V) is a list of all insurance policies maintained by or for the benefit of the Company or its Subsidiaries or their respective directors, officers, employees or agents.

         (W) AFFILIATES. Except as Previously Disclosed in Schedule 4.1(W), to the best of the Company's knowledge, there is no person who, as of the date of this Plan, may be deemed to be an "affiliate" of the Company as that term is used in Rule 145 under the Securities Act.

         (X) STATE TAKEOVER LAWS; ARTICLES OF INCORPORATION. The Company and its Subsidiaries have taken all necessary action to exempt this Plan and the Stock Option Agreement and the transactions contemplated hereby and thereby from, and this Plan and the Stock Option Agreement and the transactions contemplated hereby and thereby are exempt from (i) any applicable state takeover laws, including, but not limited to, RCW Ch. 23B.19, and (ii) any takeover-related provisions of the Company's and its Subsidiaries' Articles of Incorporation.

         (Y) NO FURTHER ACTION. The Company and its Subsidiaries have taken all action so that the entering into of this Plan and the Stock Option Agreement, and the consummation of the transactions contemplated hereby and thereby (including the Mergers and the exercise of the Option) or any other action or combination of actions, or any other transactions, contemplated hereby or thereby do not and will not (i) require a vote of shareholders (other than as set forth in Section 6.1), or (ii) result in the grant of any rights to any person under the Articles of Incorporation, Charter or Bylaws of the Company or any of its Subsidiaries or under any agreement to which the Company or any such Subsidiaries is a party, or (iii) restrict or impair in any way the ability of the other Parties to exercise the rights granted hereunder or under the Stock Option Agreement.

         (Z)  ENVIRONMENTAL MATTERS.

                          (1) To the Company's knowledge, it and each of its Subsidiaries, the Participation Facilities and the Loan/Fiduciary Properties are, and have been, in compliance with all Environmental Laws, except for instances of noncompliance which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or its Subsidiaries.

                          (2) There is no proceeding pending or, to the Company's knowledge, threatened before any court, governmental agency or board or other forum in which the Company or any of its Subsidiaries or any Participation Facility has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries or any Participation Facility, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or its Subsidiaries or have been Previously Disclosed in Schedule 4.1(Z)(2).

                          (3) There is no proceeding pending or, to the Company's knowledge, threatened before any court, governmental agency or board or other forum in which any Loan/Fiduciary Property (or the Company or any of its Subsidiaries in respect of any Loan/Fiduciary Property) has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a Loan/Fiduciary Property, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or have been Previously Disclosed in Schedule 4.1(Z)(3).

                          (4)  To the Company's knowledge, there is no
                 reasonable basis for any proceeding of a type described in subparagraphs (2) or (3) of this paragraph (Z), except as has been Previously Disclosed in Schedule 4.1(Z)(4).

                          (5)  To the Company's knowledge, during the period of
                 (i) ownership or operation by the Company or any of its Subsidiaries of any of their respective current properties,
                 (ii) participation in the management of any Participation Facility by the Company or any of its Subsidiaries, or (iii) holding of a security or other interest in a Loan/Fiduciary Property by the Company or any of its Subsidiaries, there have been no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or its Subsidiaries or have been Previously Disclosed in Schedule 4.1(Z)(5).

                          (6) To the Company's knowledge, prior to the period of (i) ownership or operation by the Company or any of its Subsidiaries of any of their respective current properties,
                 (ii) participation in the management of any Participation Facility by the Company or any of its Subsidiaries, or (iii) holding of a security or other interest in a Loan/Fiduciary Property by the Company or any of its Subsidiaries, there were no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or its Subsidiaries or have been Previously Disclosed in Schedule 4.1(Z)(6).

         (AA) OPTION SHARES. The Option Shares, when issued upon exercise of the Option, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.

         (BB)  TAX REPORTS. Except as Previously Disclosed in Schedule 4.1(BB),
(i) all reports and returns with respect to Taxes that are required to be filed by or with respect to the Company or its Subsidiaries, including consolidated federal income tax returns of the Company and its Subsidiaries (collectively, the "Tax Returns"), have been duly filed, or requests for extensions have been timely filed and have not expired, for periods ended on or prior to the most recent fiscal year-end, except to the extent all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on the Company or its Subsidiaries, and such Tax Returns were true, complete and accurate in all material respects, (ii) all Taxes shown to be due on the Tax Returns have been paid in full, (iii) the Tax Returns have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (iv) all Taxes due with respect to completed and settled examinations have been paid in full, (v) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns which are reasonably likely, individually or in the aggregate, to result in a determination that would have a Material Adverse Effect on the Company or its Subsidiaries, except as reserved against in the Holding Company Financial Reports of the Company, and (vi) no waivers of statutes of limitations (excluding such statutes that relate to years under examination by the Internal Revenue Service) have been given by or requested with respect to any Taxes of the Company or its Subsidiaries.

         (CC) ACCURACY OF INFORMATION. The statements with respect to the Company and its Subsidiaries contained in this Plan, the Stock Option Agreement, the Schedules and any other written documents executed and delivered by or on behalf of the Company or any other Party pursuant to the terms of or relating to this Plan are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

         (EE) DERIVATIVES CONTRACTS. None of the Company or its Subsidiaries is a party to or has agreed to enter into a Derivatives Contract or owns securities that are referred to as "structured notes" except for those Derivatives Contracts and structured notes Previously Disclosed in Schedule 4.1(EE). Schedule 4.1(EE) includes a list of any assets of the Company or its Subsidiaries that are pledged as security for each such Derivatives Contract.

         (FF) ACCOUNTING CONTROLS. Each of the Company and its Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (i) all material transactions are executed in accordance with management's general or specific authorization, (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, and to maintain proper accountability for items, (iii) access to the material property and assets of the Company and its Subsidiaries is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

         (GG) COMMITMENTS AND CONTRACTS. Neither the Company nor any of its Subsidiaries is a party or subject to any of the following (whether written or oral, express or implied):

                          (1) except as Previously Disclosed in Schedule 4.1(GG), any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director or employee (other than those which are terminable at will by the Company or any such Subsidiary without any obligation on the part of the Company or any such Subsidiary to make any payment in connection with such termination);

                          (2) except as Previously Disclosed in Schedule 4.1(GG), any real or personal property lease with annual rental payments aggregating $10,000 or more; or

                          (3) except as Previously Disclosed in Schedule 4.1(GG), any material contract with any affiliate.

         4.2. INTERWEST AND INTERWEST SAVINGS REPRESENTATIONS AND WARRANTIES. Each of InterWest and InterWest Savings hereby represents and warrants to the Company and the Banks as follows:

         (A) RECITALS. The facts set forth in the Recitals of this Plan with respect to InterWest and InterWest Savings are true and correct.

         (B) ORGANIZATION, STANDING AND AUTHORITY. Each of InterWest and InterWest Savings is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it. Each of InterWest and its Subsidiaries has in effect all federal state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on InterWest.

         (C) SHARES. The outstanding shares of InterWest's capital stock are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights. Except as Previously Disclosed in Schedule 4.2(C), there are no shares of capital stock or other equity securities of it or its Subsidiaries outstanding and no outstanding Rights with respect thereto.

         (D) CORPORATE POWER. Each of InterWest and InterWest Savings has the corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets.

         (E) CORPORATE AUTHORITY. Subject to any necessary receipt of approval by its stockholders referred to in Section 6.1, this Plan, the Stock Option Agreement and each of the Employment Agreements have been authorized by all necessary corporate action of InterWest and InterWest Savings and each such agreement is a valid and binding agreement of InterWest and InterWest Savings, enforceable against InterWest and InterWest Savings in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         (F) NO DEFAULTS. Subject to the approval by its shareholders referred to in Section 6.1, the required regulatory approvals referred to in
Section 6.1, and the required filings under federal and state securities laws, and except as Previously Disclosed in Schedule 4.2(F), the execution, delivery and performance of this Plan, and the Stock Option Agreement, and each of the Employment Agreements and the consummation by InterWest and each of its Subsidiaries that is a Party to the transactions contemplated hereby and thereby, does not and will not (i) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of InterWest or of any of its Subsidiaries or to which InterWest or any of its Subsidiaries or its or their properties is subject or bound, which breach, violation or default is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on InterWest, (ii) constitute a breach or violation of, or a default under, the Articles of Incorporation, Charter or Bylaws of its or any of its Subsidiaries, or (iii) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any such consent or approval that, if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on InterWest.

         (G) FINANCIAL REPORTS. Except as Previously Disclosed in Schedule 4.2(G), in the case of InterWest, its Annual Report on Form 10-K for the fiscal year ended September 30, 1995, and all other documents filed or to be filed subsequent to September 30, 1995 under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed with the SEC (in each such case, the "InterWest Financial Reports"), did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the InterWest Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the InterWest Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

         (H) NO EVENTS. Except as Previously Disclosed on Schedule 4.2(H), since September 30, 1995, no event has occurred which is reasonably likely to have a Material Adverse Effect on it.

         (I) LITIGATION; REGULATORY ACTION. Except as Previously Disclosed in Schedule 4.2(I), no litigation, proceeding or controversy before any court or governmental agency is pending that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on InterWest and its Subsidiaries or that alleges claims under any fair lending law or other law relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened; and except as Previously Disclosed in Schedule 4.2(I), neither InterWest nor any of its Subsidiaries or any of its or their material properties or their officers, directors or controlling persons is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Regulatory Authority, and neither InterWest nor any of its Subsidiaries has been advised by any of such Regulatory Authorities that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission.

         (J) REPORTS. Since September 30, 1995, each of InterWest and its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the FDIC, (ii) the Department, (iii) the Federal Home Loan Bank and the Federal Home Loan Bank System, and (iii) any other applicable Regulatory Authorities. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Plan with respect to reports and documents filed before the date of this Plan), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         (K) ACCURACY OF INFORMATION. The statements with respect to InterWest and its Subsidiaries contained in this Plan, the Stock Option Agreement, the Schedules and any other written documents executed and delivered by or on behalf of InterWest or any other Party pursuant to the terms of this Plan are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

         (L) DERIVATIVES CONTRACTS. None of InterWest or its Subsidiaries is a party to or has agreed to enter into a Derivatives Contract or owns securities that are referred to as "structured notes" except for those Derivatives Contracts and structured notes Previously Disclosed in Schedule 4.2(L). Schedule 4.2(L) includes a list of any assets of InterWest or its Subsidiaries that are pledged as security for each such Derivatives Contract.

         (M)  ABSENCE OF UNDISCLOSED LIABILITIES.  Neither InterWest nor any
of its Subsidiaries has any obligation or liability (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it, except (i) as reflected the Interwest Financial Reports prior to the date of this Plan and (ii) for commitments and obligations made, or liabilities incurred, in the ordinary course of business consistent with
past practice since September 30, 1995.   Since September 30, 1995, neither
InterWest nor any of its Subsidiaries has incurred or paid any obligation or liability (including any obligation or liability incurred in connection with any acquisitions in which any form of direct financial assistance of the federal government or any agency thereof has been provided to any Subsidiary) which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.


                             ARTICLE V.  COVENANTS

         Each of the Company and the Banks hereby covenants to InterWest and InterWest Savings, and each of InterWest and InterWest Savings hereby covenants to the Company and the Banks, that:

         5.1. BEST EFFORTS. Subject to the terms and conditions of this Plan and to the exercise by its Board of Directors of such Board's fiduciary duties, it shall use its best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Mergers by June 30, 1996 and to otherwise enable consummation of the transactions contemplated hereby and (in the case of the Company and InterWest) by the Stock Option Agreement, and shall cooperate fully with the other Parties to that end (it being understood that any amendments to the Registration Statement or a resolicitation of proxies as a consequence of an Acquisition Transaction in which InterWest or any of its subsidiaries is involved shall not violate this covenant).

         5.2. THE PROXY. In the case of the Company: it shall promptly assist InterWest in the preparation of a proxy statement (the "Proxy Statement") to be mailed to the holders of the Company Common Stock in connection with the transactions contemplated hereby and to be filed by InterWest in a registration statement (the "Registration Statement") with the SEC as provided in Section 5.8, which shall conform to all applicable legal requirements, and it shall call a special meeting (the "Meeting") of the holders of Company Common Stock to be held as soon as practicable for purposes of voting upon the transactions contemplated hereby and the Company shall use its best efforts to solicit and obtain votes of the holders of Company Common Stock in favor of the transactions contemplated hereby and, subject to the exercise of its fiduciary duties, the Board of Directors of the Company shall recommend approval of such transactions by such holders.

         5.3. REGISTRATION STATEMENT COMPLIANCE WITH SECURITIES LAWS. When the Registration Statement or any post-effective amendment or supplement thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the date of the Meeting, such Registration Statement, and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by or on behalf of the Company relating to the Company or its Subsidiaries and by or on behalf of InterWest relating to InterWest or its Subsidiaries, (i) will comply in all material respects with the provisions of the Securities Act and any other applicable statutory or regulatory requirements and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; provided, however, in no event shall any Party be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning another Party furnished by or on behalf of such other Party specifically for use in the Registration Statement.

         5.4. REGISTRATION STATEMENT EFFECTIVENESS. In the case of InterWest: it will advise the Company, promptly after InterWest receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the InterWest Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

         5.5. PRESS RELEASES. The Company and the Banks will not, without the prior approval of InterWest, and InterWest and InterWest Savings will not, without the prior approval of the Company, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by law.

         5.6.  ACCESS; INFORMATION.

                 (A) Upon reasonable notice, the Company and the Banks shall afford InterWest and its officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period up to the Effective Date, to all of the properties, books, contracts, commitments and records of the Company and its Subsidiaries and, during such period, the Company and the Banks shall furnish promptly to InterWest (i) a copy of each material report, schedule and other document filed by the Company and its Subsidiaries with any Regulatory Authority and (ii) all other information concerning the business, properties and personnel of the Company and its Subsidiaries as InterWest may reasonably request, provided that no investigation pursuant to this Section 5.6 shall affect or be deemed to modify or waive any representation or warranty made by the Company or the Banks in this Plan or the conditions to the obligations of the Company and the Banks to consummate the transactions contemplated by this Plan; and

                 (B) InterWest will not use any information obtained pursuant to this Section 5.6 for any purpose unrelated to the consummation of the transactions contemplated by this Plan and, if this Plan is terminated, will hold all confidential information and documents obtained pursuant to this paragraph in confidence (as provided in Section 8.6) unless and until such time as such information or documents become publicly available other than by reason of any action or failure to act by InterWest or as it is advised by counsel that any such information or document is required by law or applicable stock exchange rule to be disclosed, and in the event of the termination of this Plan, InterWest will, upon request by the Company, deliver to the Company all documents so obtained by InterWest or destroy such documents and, in the case of destruction, will certify such fact to the Company.

         5.7. ACQUISITION PROPOSALS. In the case of the Company: Without the prior written consent of InterWest, the Company shall not, and it shall cause its Subsidiaries not to, solicit, initiate or encourage inquiries or proposals with respect to, or, except as required by the fiduciary duties of the Board of Directors of the Company (as advised in writing by its outside counsel), furnish any nonpublic information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, the Company or any of its Subsidiaries or any merger or other business combination with the Company or any of its Subsidiaries other than as contemplated by this Plan; it shall instruct its and its Subsidiaries' officers, directors, agents, advisors and affiliates to refrain from doing any of the foregoing; and it shall notify InterWest immediately if any such inquiries or proposals are received by, or any such negotiations or discussions are sought to be initiated with, the Company or any of its Subsidiaries.

         5.8. REGISTRATION STATEMENT PREPARATION; REGULATORY APPLICATIONS PREPARATION. In the case of InterWest: InterWest shall, as promptly as practicable following the date of this Plan, prepare and file the Registration Statement with the SEC and InterWest shall use its best efforts to cause the Registration Statement to be declared effective as soon as practicable after the filing thereof. InterWest shall, as promptly as practicable following the date of this Plan, prepare and file all necessary notices or applications with the FDIC, the Federal Reserve Board, and the Department.

         5.9. BLUE-SKY FILINGS. In the case of InterWest: InterWest shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or "blue sky" permits and approvals, provided that InterWest shall not be required by virtue thereof to submit to general jurisdiction in any state.

         5.10. AFFILIATE AGREEMENTS. In the case of the Company: The Company will use its best efforts to induce each person who may be deemed to be an "affiliate" of the Company for purposes of Rule 145 under the Securities Act to execute and deliver to InterWest on or before the mailing of the Proxy Statement for the Meeting an agreement in the form attached hereto as Exhibit C restricting the disposition of such affiliate's shares of the Company Common Stock and the shares of InterWest Common Stock to be received by such person in exchange for such person's shares of Company Common Stock. In the case of
InterWest: InterWest agrees to use its best efforts to maintain the availability of Rule 145 for use by such "affiliates".

         5.11. CERTAIN POLICIES OF THE COMPANY AND THE BANKS. In the case of each of the Company and the Banks: Each shall, at InterWest's request: (i) modify and change its loan, litigation and other reserve and real estate valuation policies and practices (including loan classifications and levels of reserves), and (ii) generally conform its operating, lending and compliance policies and procedures, immediately prior to the Effective Date so as to be consistent on a mutually satisfactory basis with those of InterWest and GAAP; provided, however, that prior to any such modification or change, InterWest shall certify that the conditions to the obligation of InterWest under Section
6.1 and 6.2 to consummate the transactions contemplated hereby, other than the condition set forth in Section 6.1(G) have been satisfied or waived. The Company's and the Banks' representations, warranties and covenants contained in this Plan shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 5.11.

         5.12. STATE TAKEOVER LAW. In the case of the Company: The Company shall not take any action that would cause the transactions contemplated by this Plan or the Stock Option Agreement to be subject to any applicable state takeover statute and the Company shall take all necessary steps to exempt (or ensure the continued exemption of) the transactions contemplated by this Plan and the Stock Option Agreement from, or, if necessary, challenge the validity or applicability of, any applicable state takeover law.

         5.13. NO RIGHTS TRIGGERED. In the case of the Company: Except for those consents of third parties Previously Disclosed on Schedule 4.1(G) the Company shall take all necessary steps to ensure that the entering into of this Plan and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby (including the Mergers and the exercise of the Option) and any other action or combination of actions, or any other transactions contemplated hereby or thereby, do not and will not (i) result in the grant of any rights to any person under the Articles of Incorporation or Bylaws of the Company or under any agreement to which the Company or any of its Subsidiaries is a party or (ii) restrict or impair in any way the ability of InterWest or InterWest Savings to exercise the rights granted hereunder or under the Stock Option Agreement.

         5.14. SHARES LISTED. In the case of InterWest: InterWest shall use its best efforts to cause to be listed, prior to the Effective Date, on the Nasdaq National Market upon official notice of issuance the shares of InterWest Common Stock to be issued to the holders of Company Common Stock.

         5.15. REGULATORY APPLICATIONS. In the case of each of InterWest and InterWest Savings each shall: (i) promptly prepare and submit applications to the appropriate Regulatory Authorities for approval of the Merger, and (ii) promptly make all other appropriate filings to secure all other approvals, consents and rulings which are necessary for the consummation of the Mergers by InterWest and InterWest Savings.

         5.16.  REGULATORY DIVESTITURES.  In the case of the Company:
Effective on or before the Effective Date, the Company shall cease engaging in such activities as InterWest shall advise the Company in writing are not permitted to be engaged in by InterWest under applicable law following the Effective Date and, to the extent required by any Regulatory Authority as a condition of approval of the transactions contemplated by this Plan, the Company shall divest any Subsidiary engaged in activities or holding assets that are impermissible for InterWest or InterWest Savings, on terms and conditions agreed to by InterWest; provided, however, that prior to taking such action, InterWest shall certify that the conditions to the obligations of InterWest under Sections 6.1 and 6.2 to consummate the transactions contemplated hereby, other than the condition set forth in Section 6.1(G), have been satisfied or waived.

         5.17.  CURRENT INFORMATION.

         (A) During the period from the date of this Plan to the Effective Date, each of the Company and InterWest shall, and shall cause its representatives to, confer on a regular and frequent basis with representatives of the other.

         (B) Each of the Company and InterWest shall promptly notify the other of (i) any material change in the business or operations of it or its Subsidiaries, (ii) any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority relating to it or its Subsidiaries, (iii) the initiation or threat of material litigation involving or relating to it or its Subsidiaries, or (iv) any event or condition that might reasonably be expected to cause any of its representations or warranties set forth herein not to be true and correct in all material respects as of the Effective Date or prevent it or its Subsidiaries from fulfilling its or their obligations hereunder.

         5.18.  INDEMNIFICATION.

         (A) For a period of five years from and after the Effective Date, InterWest shall indemnify, defend and hold harmless the present and former directors, officers and employees of the Company and its Subsidiaries (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and arising out of matters existing or occurring at or prior to the Effective Date (including the transactions contemplated by this Plan and the Stock Option Agreement), whether asserted or claimed prior to, at or after the Effective Date, to the fullest extent that the Company would have been permitted under Washington law and its articles of incorporation or bylaws in effect on the date of this Plan to indemnify such person (and InterWest will also advance expenses as incurred to the fullest extent permitted under applicable law so long as the person to whom expenses are advanced provides an undertaking to repay such advances within a reasonable period of time if it is ultimately determined that Washington law does not allow for such indemnification). InterWest further agrees to review obtaining directors' and officers' liability insurance for the board of directors and officers of InterWest.

         (B) Any Indemnified Party wishing to claim indemnification under paragraph (A) of this Section 5.18, upon learning of such claim, action, suit, proceeding or investigation, shall promptly notify InterWest thereof; provided, that the failure so to notify shall not affect the obligations of InterWest under paragraph (A) of this Section 5.18 (unless such failure materially and adversely increases InterWest's liability under such paragraph (A)). In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Date), (i) InterWest shall have the right to assume the defense thereof and InterWest shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that InterWest shall be obligated pursuant to this paragraph (B) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction for any single action, suit or proceeding, (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) InterWest shall not be liable for any settlement effected without its prior written consent.

         (C) If InterWest or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of InterWest shall assume the obligations set forth in this Section 5.18.

         (D) InterWest shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 5.18. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the articles of incorporation or bylaws of the Company or under applicable Washington law.

         5.19. INTERWEST PROXY STATEMENT; SHAREHOLDER APPROVAL. InterWest shall call a meeting of shareholders to be held as soon as reasonably practicable after the date of the Plan for the purpose of approving the Plan, and such other related matters as it deems appropriate. In connection with such meeting of shareholders, (i) InterWest shall prepare a proxy statement to be filed with the SEC and with any other appropriate Regulatory Authorities and shall mail or cause to be mailed such proxy statement to the InterWest shareholders and shall provide the Company with the opportunity to review and comment on the proxy statement, (ii) the Company shall furnish to InterWest all information concerning the Company and the Banks as InterWest may reasonably request in connection with the preparation of the proxy statement, (iii) the Board of Directors of InterWest shall recommend, subject to compliance with their legal and fiduciary duties as advised in writing by counsel, to the InterWest shareholders the approval of the Plan, and (iv) InterWest shall use its best efforts, subject to compliance with its legal and fiduciary duties as advised in writing by counsel, to obtain the approval of InterWest shareholders.

         5.20. OTHER EMPLOYMENT AGREEMENTS. Prior to the Effective Date, InterWest Savings shall offer to employ Scott Southwick, Marla Chase and Mark Rasmussen following the Effective Date upon the terms and conditions of the Employment Agreement substantially in the form attached hereto as Exhibit F at an annual base salary not less than such officers received from the Company and the Banks prior to the Effective Date.

             ARTICLE VI.  CONDITIONS TO CONSUMMATION OF THE MERGERS

         6.1. CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each Party to consummate the transactions contemplated by this Plan is subject to the written waiver by such Party or the fulfillment on or prior to the Effective Date of each of the following conditions:

         (A) SHAREHOLDER VOTES. This Plan shall have been duly approved by the affirmative vote of the holders of at least two- thirds of the outstanding shares of Company Common Stock and the holders of at least a majority of the outstanding shares of InterWest Common Stock, in each case in accordance with applicable law and the articles and bylaws of the Company and InterWest, respectively.

         (B) REGULATORY APPROVALS. Procurement by the Parties of all necessary regulatory consents and approvals by the appropriate Regulatory Authorities and the expiration of any waiting periods relating thereto; provided, however, that no such approval or consent shall have imposed any condition or requirement that, in the opinion of InterWest, would deprive InterWest of the material economic or business benefits of the transactions contemplated by this Plan.

         (C) NO INJUNCTION. There shall not be in effect any order, decree or injunction of any court or agency of competent jurisdiction that enjoins or prohibits consummation of any of the transactions contemplated hereby.

         (D) EFFECTIVE REGISTRATION STATEMENT. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Regulatory Authority.

         (E) BLUE-SKY PERMITS. InterWest shall have received all state securities laws and "blue sky" permits necessary to consummate the Corporate Merger.

         (F) TAX OPINION. InterWest and the Company shall have received an opinion from Breyer & Aguggia to the effect that (i) the Corporate Merger constitutes a reorganization under Section 368 of the Code and (ii) no gain or loss will be recognized by stockholders of the Company who receive shares of InterWest Common Stock in exchange for their shares of the Company Common Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests, and, in rendering their opinion, Breyer & Aguggia may require and rely upon representations contained in certificates of officers of InterWest, the Company and others.

         (G) NASDAQ LISTING. The shares of InterWest Common Stock to be issued pursuant to this Plan shall have been approved for listing on the Nasdaq National Market subject only to official notice of issuance.

         (H) EMPLOYMENT CONTRACTS. The Employment Agreements attached as Exhibits D and E shall have been duly executed and delivered by all parties to such agreements.

         6.2. CONDITIONS TO OBLIGATIONS OF INTERWEST. The obligations of InterWest and InterWest Savings to consummate the transactions contemplated by this Plan also is subject to the written waiver by InterWest or the fulfillment on or prior to the Effective Date of each of the following conditions:

         (A) LEGAL OPINION. InterWest shall have received an opinion, dated the Effective Date, of Graham & Dunn, counsel for the Company and the Banks, in form reasonably satisfactory to InterWest, which shall cover the matters contained in Exhibit G.

         (B) OFFICERS' CERTIFICATE. (i) Each of the representations and warranties contained herein of the Company and the Banks shall be true and correct as of the date of this Plan and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties that specifically relate to an earlier date, which shall be true and correct as of such earlier date and except as otherwise provided in Section 5.11 and (ii) each and all of the agreements and covenants of the Company and the Banks to be performed and complied with pursuant to this Plan on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and InterWest and InterWest Savings shall have received a certificate signed by the Chief Executive Officers and the Chief Financial Officers of the Company and the Banks dated the Effective Date, to such effect.

         (C) DELOITTE & TOUCHE LETTERS. InterWest shall have received from Deloitte & Touche LLP a letter, dated the date of or shortly prior to (i) the mailing of the Proxy Statement and (ii) the Effective Date, in form and substance satisfactory to InterWest, with respect to the Company's consolidated financial position and results of operations, which letters shall be based upon "agreed upon procedures" undertaken by such firm.

         (D) RECEIPT OF AFFILIATE AGREEMENTS. InterWest shall have received from each affiliate of the Company the agreement referred to in Section 5.10.

         (E) ADVERSE CHANGE. During the period from December 31, 1994 to the Effective Date, there shall not have been any material adverse change in the financial position or results of operations of the Company or the Banks nor shall the Company or the Banks have sustained any loss or damage to its properties, whether or not insured, that materially affects its ability to conduct its business; and InterWest shall have received a certificate dated the Effective Date signed by the Chief Executive Officers of the Company and the Banks to such effect.

         (F) DISSENTERS' RIGHTS. The number of shares of Company Common Stock for which cash is to be paid because dissenters' rights of appraisal under the Appraisal Laws shall have been effectively preserved as of the Effective Date or because of the payment of cash in lieu of fractional shares of InterWest Common Stock shall not exceed in the aggregate ten percent of the outstanding shares of Company Common Stock.

         (G) POOLING LETTERS. InterWest shall have received a letter dated as of the Effective Date, in form and substance acceptable to InterWest, from Ernst & Young LLP and Central shall have received a letter dated as of the Effective Date from Deloitte & Touche LLP, in form and substance acceptable to InterWest, to the effect that the Merger will qualify for pooling-of- interests accounting treatment.

         6.3. CONDITIONS TO OBLIGATIONS OF COMPANY AND BANKS. The obligations of the Company and the Banks to consummate the transactions contemplated by this Plan also are subject to the written waiver by the Company and the Banks or the fulfillment on or prior to the Effective Date of each of the following conditions:

         (A) LEGAL OPINION. The Company and the Banks shall have received an opinion, dated the Effective Date, of Breyer & Aguggia, special counsel for InterWest, in form reasonably satisfactory to the Company, which shall cover the matters contained in Exhibit H.

         (B) OFFICER'S CERTIFICATE. (i) Each of the representations and warranties contained herein of InterWest and InterWest Savings shall be true and correct as of the date of this Plan and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties that specifically relate to an earlier date, which shall be true and correct as of such earlier date, and (ii) each and all of the agreements and covenants of InterWest and InterWest Savings to be performed and complied with pursuant to this Plan on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and the Company and the Banks shall have received a certificate signed by an executive officer of each of InterWest and InterWest Savings dated the Effective Date, to such effect.

         (C) ADVERSE CHANGE. During the period from September 30, 1995 to the Effective Date, there shall not have been any material adverse change in the financial position or results of operations of the InterWest and InterWest Savings nor shall InterWest or InterWest Savings have sustained any loss or damage to its properties, whether or not insured, that materially affects its ability to conduct its business; and InterWest shall have received a certificate dated the Effective Date signed by the Chief Executive Officers of InterWest and InterWest Savings to such effect.


                                VII.  TERMINATION

         This Plan may be terminated prior to the Effective Date, either before or after receipt of required stockholder approvals:

         7.1 MUTUAL CONSENT. By the mutual consent of InterWest and the Company, if the Board of Directors of each so determines by vote of a majority of the members of its entire board.

         7.2 BREACH. By InterWest or the Company, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of (i) a material breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach, or (ii) a breach by the other party of any of the material covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach.

         7.3 DELAY. By InterWest or the Company, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Corporate Merger is not consummated by September 30, 1996.

         7.4 NO STOCKHOLDER APPROVAL. By InterWest or the Company, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event that any stockholder approval contemplated by
Section 6.1 is not obtained at the Meeting, including any adjournment or adjournments thereof.

         7.5 INTERWEST COMMON STOCK PRICE. By the Company, within five Business Days after the end of the ten trading day period used to determine the InterWest Price, if the InterWest Price is less than $17.00 and InterWest, in its sole discretion, does not elect by written notice to the Company to adjust the Exchange Ratio so that the InterWest Price multiplied by the Exchange Ratio equals $28.90.

         7.6  CONSEQUENCES OF TERMINATION.

         (A) GENERAL CONSEQUENCES. Subject to subsection (B) of this Section 7.6, in the event of the termination or abandonment of this Plan pursuant to the provisions of Sections 7.1 through 7.5, this Plan shall become void and have no force or effect, without any liability on the part of the Parties or any of their respective directors or officers or shareholders with respect to this Plan.

         (B) OTHER CONSEQUENCES. Notwithstanding anything in this Plan to the contrary, no termination of this Plan will relieve any Party of any liability for breach of this Plan or for any misrepresentation under this Plan or be deemed to constitute a waiver of any remedy available for such breach or misrepresentation. In any action or proceeding in connection with such breach or misrepresentation, the prevailing party will be entitled to reasonable attorneys' fees and expenses.

                          ARTICLE VIII  OTHER MATTERS

         8.1. SURVIVAL. Only those agreements and covenants in this Plan that by their express terms apply in whole or in part after the Effective Date shall survive the Effective Date. All other representations, warranties, and covenants shall be deemed only to be conditions of the Mergers and shall not survive the Effective Date. If the Mergers are abandoned and this Plan is terminated, the provisions of Article VII shall apply and the agreements of the Parties in Sections 5.6(B), 8.5 and 8.6 shall survive such abandonment and termination.

         8.2. WAIVER; AMENDMENT. Prior to the Effective Date, any provision of this Plan may be (i) waived in writing by the Party benefitted by the provision, or (ii) amended or modified at any time (including the structure of the transactions contemplated hereby) by an agreement in writing among the Parties approved by their respective Boards of Directors and executed in the same manner as this Plan, except that, after the vote by the stockholders of the Company, the consideration to be received by the stockholders of the Company for each share of Company Common Stock shall not thereby be altered. Nothing contained in this Section 8.2 is intended to modify InterWest's rights pursuant to Section 2.7.

         8.3. COUNTERPARTS. This Plan may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Plan shall become effective when one counterpart has been signed by each Party.

         8.4. GOVERNING LAW. This Plan shall be governed by, and interpreted in accordance with, the laws of the State of Washington, except as federal law may be applicable.

         8.5. EXPENSES. Each Party will bear all expenses incurred by it in connection with this Plan and the transactions contemplated hereby, except printing expenses which shall be shared equally between the Company and InterWest.

         8.6. CONFIDENTIALITY. Except as otherwise provided in Section 5.6(B), each of the Parties and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed.

         8.7. NOTICES. All notices, requests and other communications hereunder to a Party shall be in writing and shall be deemed to have been duly given when delivered by hand, telegram or telex (confirmed in writing) to such Party at its address set forth below or such other address as such Party may specify by notice to the Parties.

If to InterWest or InterWest Savings to:

                                           InterWest Bancorp, Inc.
                                           1259 West Pioneer Way
                                           Oak Harbor, Washington 98277
                                           Attn:  Stephen Walden, President

                          Copies to:

                                           Edward C. Beeksma
                                           Zylstra, Beeksma, Waller and Skinner
                                           3101-300 Avenue West
                                           Oak Harbor, Washington 98277

                                           John F. Breyer, Jr.
                                           Breyer & Aguggia
                                           1300 I Street, N.W.
                                           Suite 470 East
                                           Washington, D.C. 20005

  If to the Company or the Banks to:

                                           Central Bancorporation
                                           301 N. Chelan
                                           Wenatchee, Washington 98801
                                           Attn: Gary M. Bolyard

                          Copies to:

                                           Stephen M. Klein
                                           Graham & Dunn
                                           33rd Floor
                                           1420 Fifth Avenue
                                           Seattle, Washington 98101

         8.8. ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Plan and the Stock Option Agreement together represent the entire understanding of the Parties with reference to the transactions contemplated hereby and thereby and supersede any and all other oral or written agreements previously made. Nothing in this Plan or the Stock Option Agreement, expressed or implied, is intended to confer upon any person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Plan or the Stock Option Agreement.

         8.9. BENEFIT PLANS. Upon consummation of the Corporate Merger, all employees of the Company and its Subsidiaries shall be deemed as at-will employees of InterWest and its Subsidiaries except for those employees who are parties to the Employment Agreements. From and after the Effective Date, employees of the Company and its Subsidiaries shall be generally entitled to participate in the pension, benefit and similar plans on substantially the same terms and conditions as employees of InterWest and its Subsidiaries. For the purpose of determining eligibility to participate in such plans and the vesting of benefits under such plans (but not for the accrual of benefits under such plans), InterWest shall give effect to years of service with the Company or the Company's Subsidiaries, as the case may be, as if such service were with InterWest or its Subsidiaries. InterWest shall use its best efforts to facilitate the rollover of the 401(k) plan maintained by the Company into the 401(k) plan maintained by InterWest Savings.

         8.10. HEADINGS. The headings contained in this Plan are for reference purposes only and are not part of this Plan.

         IN WITNESS WHEREOF, the Parties have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                             INTERWEST BANCORP, INC.


                                             By:
                                                --------------------------------
                                             NAME:
                                             TITLE:


                                             INTERWEST SAVINGS BANK


                                             By:
                                                --------------------------------
                                             NAME:
                                             TITLE:


                                             CENTRAL BANCORPORATION


                                             By:
                                                --------------------------------
                                             NAME:
                                             TITLE:


                                             CENTRAL WASHINGTON BANK


                                             By:
                                                --------------------------------
                                             NAME:
                                             TITLE:


                                             NORTH CENTRAL WASHINGTON BANK


                                             By:
                                                --------------------------------
                                             NAME:
                                             TITLE: